Exhibit 4.6
AMP HOLDING INC.
STOCK OPTION AGREEMENT

This Stock Option Agreement ("Agreement") is made and entered into as of the date set forth below, by and between AMP HOLDING INC., a Nevada corporation (the "Company"), and the following consultant to the Company (herein, the "Optionee"):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.  Option Information.

(a)	Date of Option:	May 25, 2011
(b)	Optionee:	Stephen S. Burns
(c)	Number of Shares:	500,000
(d)	Exercise Price:	$0.60 per share

2.  Acknowledgements.
(a) Optionee is a Director of the Company, not an employee;

(b)  The Board of Directors (the “Board”) has authorized the granting to Optionee of a stock option ("Option") to purchase shares of common stock of the Company ("Stock") upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided by Rule 701 thereunder.

3.  Shares; Price.  The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the "Shares") for cash (or other consideration as is authorized under the Plan and acceptable to the Board, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the "Exercise Price").

4.  Term of Option.  This Option shall expire, and all rights hereunder to purchase the Shares, shall terminate five (5) years from the date hereof. Nothing contained herein shall be construed to interfere in any way with the right of the Company to terminate Optionee as a consultant to the Company, or to increase or decrease the compensation paid to Optionee from the rate in effect as of the date hereof.

5.  Vesting of Option.  This Option shall become exercisable during the period that Optionee continues to serve as a Director of the Company in four (4) equal bi-annual installments, over a period of two (2) years at a rate of 125,000 Shares every six months commencing on the six month anniversary of the date of the Option.  In the event of a Change in Control (as defined below), the Option shall vest immediately in its entirety.  A Change in Control is defined as:

a)	a person unaffiliated with the Company acquires more than 40 percent control over its voting securities;

b)
the individuals who, as of May 1, 2011 are members of the Company’s board of directors (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected board member that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board;

c)
the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least 51 percent of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of 40 percent or more of the combined voting power of the surviving entity’s then outstanding voting securities;

d)	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or

e)	the Company’s stockholders approve the sale or disposition of all or substantially all of the Company’s assets.

6.  Exercise.  This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan) and (c) a written investment representation as provided for in Section 13 hereof. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”).  In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.  For example, if the holder is exercising 100,000 Options with a per Warrant exercise price of $0.75 per share through a cashless exercise when the Common Stock’s current Market Price per share is $2.00 per share, then upon such Cashless Exercise the holder will receive 62,500 shares of Common Stock.  Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such date.  This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime.

7.  Termination of Service.  If Optionee's service as a Director to the Company terminates for any reason, no further installments shall vest pursuant to Section 5, and Optionee shall have the right at any time within thirty (30) days following such termination of services or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date Optionee ceased to be a Director to the Company.

8.  Death of Optionee.  If the Optionee shall die while serving as a consultant to the Company, Optionee's personal representative or the person entitled to Optionee's rights hereunder may at any time within ninety (90) days after the date of Optionee's death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee's death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9.  No Rights as Shareholder.  Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of the issuance of shares following exercise of this to Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10.  Recapitalization.  Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been "effected without receipt of consideration by the Company."

11.  Taxation upon Exercise of Option.  Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

12.  Intentionally Left Blank

13.  Investment Intent; Restrictions on Transfer.

(a)  Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b)  Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

(c)  Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

14.  Stand-off Agreement.  Optionee agrees that, in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of up to one year following the effective date of registration of such offering.

15.  Notices.  Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for use in Company records related to Optionee.

16.  This Option has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

[SIGNATURE PAGE FOLLOWS.]

In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	AMP HOLDING INC., a Nevada corporation By: /s/Paul V. Gonzales Name: Paul V. Gonzales Title: Chief Financial Officer

OPTIONEE:	STEPHEN S. BURNS By: /s/ STEPHEN S. BURNS (signature) Name:

Appendix A

NOTICE OF EXERCISE

AMP HOLDING INC.
_________________
_________________
_________________

Re:  Stock Option

1)           Notice is hereby given pursuant to Section 6 of my Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Stock Option Agreement dated: May __, 2011

Number of shares being purchased: 500,000

Exercise Price: $0.60 per share

A check in the amount of the aggregate price of the shares being purchased is attached.

OR

2)           I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement.  The Average Market Price as of _______ was $_______.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws.  Further, I understand that the exemption from taxable income at the time of exercise is dependent upon my holding such stock for a period of at least one year from the date of exercise and two years from the date of grant of the Option.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.
By: (signature) Name: STEPHEN S. BURNS